Exhibit 99.6

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

Hockey Merger Corporation

2444 Charleston Road

Mountain View, California 94043

In accordance with Rule 438 under the Securities Act of 1933, I hereby consent to being named as a person about to become a director of Hockey Merger Corporation (the “Company”) in the Company’s Registration Statement on Form S-4 and any amendments thereto.

/s/ DONALD E. FOWLER
Donald E. Fowler

Date: November 13, 2003